Exhibit 8.1

Suite 900 607 14th St., NW

Washington DC 20005-2018

t 202 508 5800 f 202 508 5858

www.KilpatrickStockton.com

, 2010	direct dial 202 508 5854 direct fax 202 585 0904 vcangelosi@kilpatrickstockton.com

Boards of Directors

Naugatuck Valley Mutual Holding Company (a Federal corporation)

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

Naugatuck Valley Financial Corporation (a Maryland corporation)

333 Church Street

Naugatuck, Connecticut 06770

Ladies and Gentlemen:

You have asked our opinion regarding the material federal income tax consequences of the proposed transactions (collectively, the “Conversion”), more fully described below, pursuant to which Naugatuck valley Mutual Holding Company (the “MHC”) will convert to the stock form of organization and Naugatuck Valley Financial Corporation, a newly formed Maryland corporation (the “Company”), will acquire 100 percent of the stock of Naugatuck Valley Financial Corporation, a federally-chartered corporation (the “Mid-Tier Holding Company”), including its wholly-owned subsidiary, Naugatuck Valley Savings and Loan (the “Bank”). We are rendering this opinion pursuant to Section 21 of the Plan of Conversion and Reorganization adopted by the Boards of Directors of the Bank, the Mid-Tier Holding Company and the MHC on February 22, 2010, as amended (the “Plan of Conversion”). All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Conversion.

The Conversion will be effected, pursuant to the Plan of Conversion, as follows:

1.	The Bank will establish the Company as a first-tier subsidiary of the Mid-Tier Holding Company;

2.	The MHC will merge with and into the Mid-Tier Holding Company, pursuant to which the MHC will cease to exist (the “MHC Merger”). Immediately thereafter, the Mid-Tier Holding Company will merge with and into the Company pursuant to which the Mid-Tier Holding Company will cease to exist (the “Mid-Tier Holding Company Merger”).

ATLANTA AUGUSTA CHARLOTTE DUBAI NEW YORK RALEIGH STOCKHOLM WASHINGTON WINSTON-SALEM

Boards of Directors

Naugatuck Valley Mutual Holding Company

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

Naugatuck Valley Financial Corporation (new)

                    , 2010

3.	As a result of the MHC Merger and the Mid-Tier Holding Company Merger, (a) the shares of the Mid-Tier Holding Company common stock held by the MHC will be canceled; (b) certain depositors of the Mid-Tier Holding Company (the “Depositors”) will be granted interests in liquidation accounts to be established by the Company and the Bank; (c) the shares of the Mid-Tier Holding Company common stock, other than the shares previously held by the MHC, will be converted into the right to receive shares of common stock of the Company based upon an Exchange Ratio (as defined in the Plan), plus cash in lieu of any fractional share interest; (d) options to purchase shares of the Mid-Tier Holding Company common stock that are outstanding immediately before the consummation of the Conversion will be converted into options to purchase shares of Company common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based on the Exchange Ratio; and

4.	The Company will issue and sell common stock in the offerings as provided in the Plan of Conversion.

For purposes of the opinions set forth below, we have relied, with your consent, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in certificates of the officers of the Primary Parties dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the consummation of the Conversion and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the registration statement on Form S-1 filed with the Securities and Exchange Commission in connection with the Conversion and the prospectuses contained therein, each as amended or supplemented through the date hereof.

We have also assumed that the transactions contemplated by the Plan of Conversion will be consummated in accordance therewith and as described in the Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party).

In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below.

Boards of Directors

Naugatuck Valley Mutual Holding Company

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

Naugatuck Valley Financial Corporation (new)

                    , 2010

Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current tax law:

1.	the MHC Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by the MHC or the Mid-Tier Holding Company by reason of such merger;

2.	the Mid-Tier Holding Company Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by the Mid-Tier Holding Company or the Company by reason of such merger;

3.	no gain or loss will be recognized by the current stockholders of the Mid-Tier Holding Company upon the receipt of shares of common stock of the Company pursuant to the Conversion, except to the extent of any cash received in lieu of a fractional share interest in the Company;

4.	the aggregate tax basis of the shares of the Company’s common stock to be received by the current stockholders of the Mid-Tier Holding Company will be the same as the aggregate tax basis of the Mid-Tier Holding Company’s common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in the Company for which cash is received;

5.	the holding period of the shares of the Company’s common stock to be received by the current stockholders of the Mid-Tier Holding Company will include the holding period of the shares of the Mid-Tier Holding Company common stock, provided that the Mid-Tier Holding Company common stock was held as a capital asset on the date of the Mid-Tier Holding Company Merger;

6.	a holder of shares of the Mid-Tier Holding Company common stock who receives cash in lieu of a fractional share of Company common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of the Mid-Tier Holding Company allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset of the date of the Mid-Tier Holding Company Merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of the Mid-Tier Holding Company common stock is more than one year on the date of the Mid-Tier Holding Company Merger;

Boards of Directors

Naugatuck Valley Mutual Holding Company

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

Naugatuck Valley Financial Corporation (new)

                    , 2010

7.	no gain or loss will be recognized by the Company upon the sale of shares of common stock in the offerings;

8.	no gain or loss will be recognized by the Depositors upon the issuance to them of interests in the Bank Liquidation Account in the Bank or the Liquidation Account in the Company pursuant to the MHC Merger and the Mid-Tier Holding Company Merger;

9.	it is more likely than not that the fair market value of the nontransferable Subscription Rights to purchase shares of Company common stock to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors is zero and, accordingly, that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights;

10.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offerings pursuant to the exercise of the Subscription Rights will be the amount paid therefore, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

11.	it is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Company lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Mid-Tier Merger.

The opinions set forth in 9. and 10. above, are based on the position that the Subscription Rights do not have any market value. Although the IRS will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase shares of common stock of the Company at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., that there is a more than 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

Boards of Directors

Naugatuck Valley Mutual Holding Company

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

Naugatuck Valley Financial Corporation (new)

                    , 2010

Our opinion under paragraph 11 above is based on the position that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account if the Company lacks sufficient net assets has a fair market value of zero. We understand that: (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account. We also note that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.” Society for the Savings v. Bowers, 349 U.S. 143, 150 (1955).

In addition, we are relying on a letter from FinPro, Inc., addressed to you, stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account if the Company lacks sufficient net assets does not have any economic value at the time of the Mid-Tier Merger. Based on the foregoing, we believe it is more likely than not that such rights in the Bank Liquidation Account have no value.

If such Bank Liquidation rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the Mid-Tier Merger.

This opinion relates solely to certain United States federal income tax consequences of the Conversion and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax.

Boards of Directors

Naugatuck Valley Mutual Holding Company

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

Naugatuck Valley Financial Corporation (new)

                    , 2010

We consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC and the Holding Company Application on Form H-(e)1-S filed with the Office of Thrift Supervision, and as an exhibit to the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission in connection with the Conversion, and to the references to the opinion and to us in the prospectuses included in such filings. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

KILPATRICK STOCKTON LLP

Victor L. Cangelosi, a Partner